Exhibit 3.112

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

EASTERN STATES ENGINEERING, INC.

* * * * *

EASTERN STATES ENGINEERING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

“RESOLVED, that the Certificate of Incorporation of Eastern States Engineering be amended by changing Article One so that, as amended, said Article shall be and read as follows:

The name of the corporation is ESE Consultants, Inc.”

SECOND: That in lieu of a meeting and vote of the sole stockholder, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Christopher Stocke, its President and Chief Operating Officer, this 9th day of May, 2007.

By:	/s/ Christopher Stocke
Christopher Stocke
President and Chief Operating Officer